Exhibit 99.1

Jaguar Health Receives Positive Nasdaq
Listing Determination

San Francisco, CA (October 29, 2020): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today announced that on October 28, 2020 the Company received formal notice that the Nasdaq Hearings Panel (the “Panel”) granted Jaguar an extension through December 23, 2020 to evidence compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market (the “Rule”). In order to comply with the Rule, the Company must have a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days by December 23, 2020.

As previously disclosed, the Company earlier received notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC indicating that the Company no longer satisfied the Rule and was therefore subject to delisting. In response, the Company timely requested a hearing before the Panel, which request stayed any further action by the Staff. The hearing was held on October 22, 2020.

“We are pleased that the Panel has provided us this positive Nasdaq listing determination,” Lisa Conte, Jaguar’s president and CEO, said. “We believe our efforts since the second quarter of 2020 to implement our expanded patient access programs for Mytesi®, and our focus on long-term investors and non-dilutive financings, including our recent royalty-based capital infusion of $6.0 million, are improving our long-term financial prospects. Additionally, with the initiation earlier this month by our wholly owned subsidiary, Napo Pharmaceuticals, Inc., of the pivotal Phase 3 clinical trial of crofelemer (Mytesi) for prophylaxis of diarrhea in adult cancer patients receiving targeted therapy (“cancer therapy-related diarrhea” (CTD)), we believe the value generated in the Company will be realized as we plan to regain compliance with the Nasdaq minimum bid price requirement.”

About Jaguar Health, Inc. and Napo Pharmaceuticals, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, specifically chronic, debilitating diarrhea. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human gastrointestinal pharmaceuticals from plants harvested responsibly from rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy and the only oral plant-based prescription medicine approved under FDA Botanical Guidance.

For more information about Jaguar, please visit https://jaguar.health. For more information about Napo, visit www.napopharma.com.

About Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon Rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the belief that the Company’s efforts since the second quarter of 2020 to implement the expanded patient access programs for Mytesi, and Jaguar’s focus on long-term investors and non-dilutive financings, including the Company’s recent royalty-based capital infusion of $6.0 million, are improving Jaguar’s long-term financial prospects, and the belief that, with the initiation earlier this month by Napo Pharmaceuticals, Inc. of the pivotal Phase 3 clinical trial of crofelemer (Mytesi) for CTD, the value generated in the Company will be realized as Jaguar plans to regain compliance with the Nasdaq minimum bid price requirement. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX